Exhibit 1.2

Amendment to the Amended and Restated Articles of Association

of China Lodging Group, Limited1

By adding the following Section 86(1B) immediately after the existing Section 86(1A):

“86(1B)     (i) For so long as Winner Crown Holdings Limited (“Winner Crown”), together with its affiliates as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, continues to hold at least 25% of the Company’s outstanding ordinary shares:

(a)	Winner Crown shall have the right to appoint two (2) Directors to the Board (each a “Winner Crown Director” and, collectively, the “Winner Crown Directors”);

(b)	The Winner Crown Directors may only be removed or replaced by Winner Crown; and

(c)	Notwithstanding the foregoing, any person nominated by Winner Crown to serve as the Winner Crown Director must be accepted by a majority of the Board, in their reasonable discretion, before such nomination becomes effective.

 (ii) Any amendment or revocation of this Article 86(1B) shall require the prior written consent of Winner Crown as long as Winner Crown has the right to appoint any Winner Crown Director according to this Article 86(1B).”

[1]	A copy of the Amended and Restated Articles of Association of China Lodging Group, Limited was filed as Exhibit 3.2 to the Company’s registration statement on Form F-1/A (File No. 333-165247), filed with the SEC on March 12, 2010. It is available in the SEC’s EDGAR database at http://www.sec.gov/edgar/searchedgar/companysearch.html.